EXHIBIT 18

March 21, 2023

Board of Directors

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Carnegie, PA 15106

We have audited the consolidated balance sheets of Ampco-Pittsburgh Corporation (the Corporation) as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and have reported thereon under date of March 21, 2023. The aforementioned consolidated financial statements and our audit report thereon are included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2022. As stated in Notes 1 and 2 to those consolidated financial statements, the Corporation changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method of inventory costing to the first-in, first-out (FIFO) method of inventory costing and states that the newly adopted accounting principle is preferable in the circumstances because it provides a better matching of costs with the physical flow of goods, more accurately reflects the current market value of inventory presented on the Corporation’s consolidated balance sheet, standardizes the Corporation’s inventory valuation methodology, and improves comparability with the Corporation’s industry peers. In accordance with your request, we have reviewed and discussed with Corporation officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Corporation’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting described in Notes 1 and 2 is preferable in the Corporation’s circumstances.

Very truly yours,

/s/ BDO USA, LLP

Pittsburgh, Pennsylvania